INTERGRAPH                                               Interoffice Memorandum
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                                                         Office of the Chairman


Date:          April 25, 1994

To:            Intergraph Stock Bonus Plan Participants

From:          Jim Meadlock

Subject:       Voting your Intergraph Shares for the 1994
               Shareholders Meeting


On behalf of the Board of Directors, I want to encourage you to vote all of the shares that you own through the Intergraph Stock
Bonus Plan. It is important for you to exercise your rights as a shareholder to influence the affairs of the corporation.

There are four proposals on this year's proxy statement, which you should have already received (or will soon receive). The proposals (as shown on the proxy card) and the Board's recommendation are as follows:

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                 Proposal                               Board's Recommendation
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1. Election of Directors                                         FOR
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2. Proposal to ratify the appointment of Ernst &
   Young as the Company's auditors for the current
   fiscal year.                                                  FOR
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3. Shareholder proposal that requests the bylaws of
   the Company be amended so as to require that each
   of the Company's directors possess voting rights
   to at least 1% of the outstanding shares of the
   Company's common stock.                                     AGAINST
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4. Shareholder proposal that requests the Company's
   shareholder rights plan be amended so as to not
   interfere with any public tender offer which treats
   all shareholders fairly.                                    AGAINST
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I believe that approval of Proposals 3 and 4 would not be in the best interest of shareholders. Proposal 3 requests that the by-laws be amended to require that every member of the Board own or control well over 400 thousand shares of stock. This proposal, if implemented, would simply put Board membership out of the reach of most individuals, and would make it difficult, if not impossible, to attract and retain qualified persons to serve as directors. Whether you vote for the current slate of Board members or not, I urge you to vote against Proposal 3.

I also believe that Proposal 4 is not in the best interest of shareholders. The Stockholder Rights Plan is designed to encourage persons attempting to acquire a significant ownership interest in the company to negotiate with the Board of Directors. As a result, the Board is provided with sufficient negotiating strength to better maximize value provided to the stockholders.
I believe that the Board of Directors is in the best position to assess the adequacy and fairness of any offer, and Proposal 4 would restrain the flexibility of the Board to maximize the value that can be achieved for all stockholders. Because of this result and the uncertainty that the amendment would create as to the Board's role in evaluating tender offers, I do not think that this amendment benefits shareholders, and I urge you to vote against it.

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